EXHIBIT 10.1

PRIVATEBANCORP, INC.

STOCK PURCHASE AGREEMENT

Dated as of 3:00 p.m. EST, November 26, 2007

To Each of the Purchasers Listed in the Attached Schedule of Purchasers:

Ladies and Gentlemen:

The undersigned, PrivateBancorp, Inc., a Delaware corporation (the “Corporation”), hereby agrees with you as follows:

1.             AUTHORIZATION; SALE AND PURCHASE OF SHARES

1.1           Authorization of Shares.  The Corporation has duly authorized the issuance and sale of up to an aggregate of 5,581,680 shares of its Common Stock, no par value (the “Shares”), and up to an aggregate of 1,428.074 shares of its Series A Junior Nonvoting Preferred Stock (the “Preferred Stock”).

1.2           Sale and Purchase of Shares and Preferred Stock.  Subject to the terms and conditions herein provided, the Corporation hereby agrees to sell to the several purchasers listed in the Schedule of Purchasers attached as Schedule I hereto (each, a “Purchaser” and collectively, including the Institutional Purchaser (as defined below) the “Purchasers”), and each Purchaser, severally and not jointly, agrees to purchase from the Corporation, at the Closing provided for in Section 2 hereof, up to that number of Shares and number of shares of Preferred Stock specified opposite its name in the Schedule of Purchasers.  The purchase price for each Share shall be equal to the price per Share as reflected on the signature pages hereof; provided, however, that in the case of any Purchaser, such price per Share shall not be less than the official Nasdaq Consolidated Closing Bid Price as of 1:00 p.m. EST on November 23, 2007 (the “Share Bid Price”) and the price per each share of Preferred Stock shall not be less than an amount equal to 1,000 multiplied by the Share Bid Price; provided further, the aggregate purchase price of all Shares and shares of Preferred Stock to be acquired by the Institutional Purchaser (as defined below) shall be approximately $100 million.  The Institutional Purchaser agrees to purchase, on the Closing Date, that number of Shares with an aggregate purchase price equal to approximately $59.0 million, and that number of shares of Preferred Stock consistent with the terms, powers, preferences and other rights as set forth in the Form of Certificate of Designations of such Preferred Stock attached hereto as Exhibit B (the “Certificate of Designations”), with an aggregate purchase price equal to $41.0 million.  Each Purchaser’s obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any person or entity for the performance or nonperformance by any other Purchaser hereunder.  Each Purchaser other than the Institutional Purchaser understands and acknowledges that the actual number of Shares sold to each Purchaser other than the Institutional Purchaser shall be determined by the Corporation and the Corporation shall have the right to accept or reject in whole or in part such Purchaser’s subscription to purchase Shares hereunder and/or to limit such Purchaser’s investment hereunder to a specific dollar amount and/or percentage of the total aggregate number of Shares to be sold.  Each Purchaser also understands and acknowledges that it has made its own review of the investment merits and risks of the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock, is not relying on the Institutional Purchaser and is acting separately and independently of the Institutional Purchaser in making its investment in the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock.

As used in this Agreement, the term “Institutional Purchaser” means collectively, GTCR Fund IX/A, L.P., a Delaware limited partnership, GTCR Fund IX/B, L.P., a Delaware limited partnership and GTCR Co-Invest III, L.P., a Delaware limited partnership.

2.            THE CLOSING.

2.1           Time and Place of the Closing.  Subject to Section 3 hereof, payment of the purchase price for and delivery of the Shares and the Preferred Stock shall be made at the offices of Vedder, Price, Kaufman & Kammholz, P.C., or at such other place or in such other manner as may be agreed upon by the Corporation and the Institutional Purchaser, at 10:00 a.m., Chicago, Illinois time, on December 11, 2007, or at such other time or date as the Institutional Purchaser and the Corporation may mutually determine (such date and time of payment and delivery being herein called the “Closing Date”).  Notwithstanding the foregoing, in the event the conditions to the Institutional Purchaser’s obligations to consummate the Transactions in Section 3.1(c) or Section 3.1(d) have not been satisfied prior to December 11, 2007, then the parties hereto shall work in good faith with the applicable Governmental Authorities (as defined below) to obtain such governmental approvals or authorizations and shall use commercially reasonable efforts to modify the terms of this Agreement and the agreements and exhibits contemplated herein to obtain such governmental approvals and authorizations; provided that none of such changes shall be inconsistent with the terms of this Agreement (including without limitation the ability of the Institutional Purchaser to appoint a director or observer pursuant to Section 5.3 below) without the consent of the Institutional Purchaser in its sole discretion.  In such event, the Institutional Purchaser and the Corporation shall mutually determine the date and time of the Closing; provided that the Closing Date shall not be extended beyond January 31, 2008 without the consent of the Institutional Purchaser.

2.2           Delivery of and Payment for the Shares.  At the Closing, the Corporation shall deliver to each Purchaser certificates evidencing the Shares and, in the case of the Institutional Purchaser, the shares of Preferred Stock, to be purchased by it (as indicated opposite such Purchaser’s name on Schedule I hereto), dated the Closing Date and bearing appropriate legends as hereinafter provided for, and registered on the books and records of the Corporation in such Purchaser’s name, against payment in full at the Closing of the aggregate purchase price therefor by wire transfer of immediately available funds for credit to such account as the Corporation shall direct in writing prior to the Closing Date no later than 9:00 a.m., Chicago, Illinois time, on the Closing Date.

3.            CONDITIONS TO CLOSING

3.1           Conditions to the Purchasers’ Obligations.  The obligations of each Purchaser hereunder are subject to the accuracy, as of the date hereof and on the Closing Date, of the representations and warranties of the Corporation contained herein, and to the performance by the Corporation of its obligations hereunder and to each of the following additional terms and conditions:

(a)           The Corporation will have furnished to the Purchasers a certificate, dated the Closing Date, executed on behalf of the Corporation by each of the Chairman of the Board, the Chief Executive Officer and President, and the Chief Financial Officer of the Corporation, stating that:

(i)           The representations, warranties and agreements of the Corporation in Section 4.1 hereof are true and correct as of the Closing Date and the Corporation has complied with all its agreements contained herein; and

(ii)           Such officers have carefully examined the Disclosure Materials (as defined in Section 4.1(f) hereof) and, in their opinion, as of their respective dates (except to the extent superseded by statements in later-filed documents comprising part of the Disclosure Materials), and as of the Closing Date, the Disclosure Materials do not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)           From November 20, 2007 to the Closing Date, there shall not have been any event or series of events, change, occurrence or development or a state of circumstances or facts (including any events, changes, occurrences, developments, state of circumstances or facts existing prior to November 20, 2007 but which become known during such period), that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in Section 4.1(h) hereof).

(c)           Except as set forth in Section 2.1 above, any authorizations, consents, commitments, agreements, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market (any such court, agency, authority, exchange or market, a “Governmental Authority”) required for the consummation of the Transactions, as defined herein, (including without limitation the ability to appoint a director pursuant to Section 5.3 below) shall have been obtained or filed or shall have occurred and any such orders shall have become final, non-appealable orders.

(d)           Except as set forth in Section 2.1 above, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) shall have issued a written determination of non-control under both the Bank Holding Company Act (the “BHC Act”) and the Change in Bank Control Act (the “CIBC Act”) on the Institutional Purchaser’s ownership of up to 9.9% of the Corporation’s Common Stock and Preferred Stock which is convertible into up to an additional 5% of the Corporation’s Common Stock in form and substance satisfactory to the Institutional Purchaser (including without limitation the ability to appoint a director pursuant to Section 5.3 below) (collectively, a “Fed Determination”) and none of the Federal Reserve or any other Governmental Authority shall have imposed or required any changes that are inconsistent with this Agreement and the Transactions that are not acceptable to the Institutional Purchaser in its sole discretion.

(e)           The Corporation and each Purchaser shall have entered into that certain Preemptive and Registration Rights Agreement, dated as of the Closing Date, between the Corporation and each Purchaser, in the form of Exhibit C hereto, which provides the Institutional Purchaser with certain pre-emptive rights relating to certain equity securities of the Corporation and provides each of the Institutional Purchaser and the other Purchasers with certain registration rights with respect to the Shares and the shares of Common Stock issuable upon conversion of the Preferred Stock being purchased hereunder (the “Preemptive and Registration Rights Agreement”).

(f)           Prior to the issuance of the Preferred Stock, the Corporation shall have made any filings, including the Certificate of Designations, and received any necessary approvals under the General Corporation Law of the State of Delaware (the “DGCL”) in order to amend its Certificate of Incorporation to provide for the establishment and designation of the Preferred Stock on the terms set forth in the Certificate of Designations and the issuance of such shares to the Institutional Purchaser.

(g)           Vedder, Price, Kaufman & Kammholz, P.C., counsel to the Corporation, shall have furnished to the Purchasers its written opinion, addressed to the Purchasers and dated the Closing Date, substantially to the effect set forth in Exhibit A hereto.

(h)           The Purchasers other than the Institutional Purchaser, collectively, shall purchase at the Closing Shares with an aggregate purchase price equal to at least Seventy-Five Million Dollars ($75,000,000).

3.2           Conditions to the Corporation’s Obligations.

(a)           The obligations of the Corporation hereunder are subject to the accuracy, as of the date hereof and as of the Closing Date, of the representations and warranties of each Purchaser contained herein and to the performance by each Purchaser of its obligations hereunder;

(b)           The Institutional Purchaser shall have received any and all necessary federal, state, governmental agency and bank regulatory approvals necessary for the purchase by the Institutional Purchaser of the Shares and the Preferred Stock pursuant to this Agreement, and any and all applicable waiting periods upon which such approvals are conditioned shall have expired; and

(c)           The Corporation and each Purchaser shall have entered into the Preemptive and Registration Rights Agreement.

4.             REPRESENTATIONS AND WARRANTIES

4.1           Representations, Warranties and Agreements of the Corporation.  The Corporation represents and warrants to, and agrees with each Purchaser that as of the date hereof:

(a)           The authorized capital stock of the Corporation consists of 39,000,000 shares of Common Stock, no par value, of which 22,778,374 shares are outstanding as of the date of this Agreement and 1,000,000 shares of preferred stock, no par value, of which no shares are outstanding as of the date of this Agreement.

(b)           Since December 31, 2006, the Corporation and each Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the Securities and Exchange Commission (the “SEC”), the Office of Thrift Supervision (the “OTS”), the Federal Deposit Insurance Corporation (the “FDIC”) and any other applicable federal or state securities or banking authorities, except where the failure to file any such report, registration or statement would not reasonably be expected to have a Material Adverse Effect.  All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Corporation Reports”.  As of their respective dates, the Corporation Reports complied as to form in all material respects with all the rules and regulations promulgated by the Federal Reserve, the OTS, the FDIC and any other applicable foreign, federal or state securities or banking authorities, as the case may be.

(c)           The records, systems, controls, data and information of the Corporation and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Corporation or the Subsidiaries or their accountants (including all means of access thereto and therefrom). The Corporation (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Corporation, including the Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Corporation by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Corporation’s outside auditors and the audit committee of the Corporation’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Corporation, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(d)           Except as previously disclosed in writing to the Institutional Purchaser, since September 30, 2007, no change has occurred and no circumstances exist (including any changes, occurrences, circumstances or facts existing prior to September 30, 2007 but which become known on or after September 30, 2007) that is not disclosed in the Disclosure Materials which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

(e)           The Corporation and each Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any governmental entities that are required in order to carry on their business as presently conducted and that are material to the business of the Corporation or such Subsidiary, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Corporation, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(f)           The Corporation has timely filed all documents required to be filed with the SEC pursuant to Section 13(a) or 15(d) and Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Corporation has furnished to each Purchaser or otherwise made available a copy of each of the following:  (i) the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC; (ii) the Corporation’s proxy statement for its 2007 Annual Meeting of Stockholders held on April 26, 2007, as filed with the SEC on March 14, 2007; (iii) the Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, as filed with the SEC; and (iv) the Corporation’s Current Reports on Form 8-K as filed with the SEC since December 31, 2006 (items (i) through (iv) collectively, the “Disclosure Materials”), which Disclosure Materials include, among other things, audited consolidated financial statements of the Corporation for its fiscal years ended December 31, 2005 and 2006, and unaudited interim financial statements of the Corporation for each of its fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively.  As of the date hereof and as of the Closing Date, each of the documents comprising a part of the Disclosure Materials, when such documents are considered together as a whole, did not contain or will not contain any untrue statement of material fact or omitted to state or will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)           Based upon the representations and warranties of each Purchaser contained herein, the Corporation is not required by applicable law or regulation in connection with the offer, sale and delivery of the Shares to the Purchasers and, in the case of the Preferred Stock, to the Institutional Purchaser, in the manner contemplated by this Agreement to register the Shares or the Preferred Stock under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.

(h)           The Corporation and each of the Corporation’s subsidiaries listed on Schedule II hereto (collectively the “Subsidiaries”) (i) have been duly incorporated or organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation or organization, (ii) are duly qualified to do business and are in good standing as foreign corporations or organizations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Corporation and its Subsidiaries (taken as a whole), or which would not reasonably be expected to materially and adversely affect the assets or properties of the Corporation and its Subsidiaries (taken as a whole), or which would not reasonably be expected to materially and adversely affect the Transactions as defined herein (individually or in the aggregate, a “Material Adverse Effect”, except that the mere filing of any action, claim, suit or order relating to any actual or threatened litigation involving the Corporation, any of its Subsidiaries or any of its employees after the date of this Agreement (rather than the actual facts and circumstances underlying such action, claim, suit or order) shall not be deemed a “Material Adverse Effect”); and (iii) have all corporate power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are currently engaged.

(i)           All of the issued shares of capital stock of the Corporation have been duly and validly authorized and issued, are fully paid and non-assessable and no such shares were issued in violation of the preemptive or similar rights of any security holder of the Corporation.  No person has any preemptive or similar right to purchase any shares of capital stock of the Corporation.  Except as disclosed in the Disclosure Materials and for the 3,882,831 shares of Common Stock reserved for issuance under the Corporation’s equity compensation or other employee benefit or compensation plans, arrangements, or agreements, there are no outstanding warrants, options or other rights to subscribe for or purchase any of the Corporation’s capital stock and no restrictions upon the voting or transfer of any capital stock of the Corporation pursuant to the Corporation’s charter or bylaws or any agreement or other instrument to which the Corporation is a party or by which the Corporation is bound.

(j)           The Shares have been duly authorized by the Corporation and, when issued and delivered by the Corporation against payment therefor in the manner contemplated by this Agreement, will be validly issued, fully paid and non-assessable, and there are no preemptive rights relating to the issuance of the Shares.  The shares of Preferred Stock have been duly authorized by the Corporation and, when issued and delivered by the Corporation against payment therefore in the manner contemplated hereunder, will be validly issued, fully paid and non-assessable, and there are no preemptive rights relating to the issuance of the Preferred Stock to be issued to the Institutional Purchaser pursuant to this Agreement.

(k)           This Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a valid and legally binding agreement of the Corporation enforceable against the Corporation in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(l)           The execution, delivery and performance of this Agreement, the issuance and sale of the Shares and the Preferred Stock in the manner contemplated hereby, and the consummation of the transactions contemplated herein (collectively, the “Transactions”), will not violate any of the provisions of the Certificate of Incorporation, including the Certificate of Designations, or By-laws of the Corporation; and no consent, approval, authorization or order of, or filing or registration with any such person (including, without limitation, any such court or governmental agency or body) is required for the consummation of the Transactions by the Corporation, except such as may be required under state securities laws or Regulation D under the Securities Act, or required by The Nasdaq Stock Market, and with respect to the Preferred Stock, as required under the DGCL.

(m)           The audited consolidated financial statements (including the related notes) included or incorporated in the Disclosure Materials present fairly, in all material respects, the financial condition and results of operations of the Corporation and its subsidiaries, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.

(n)           Except as disclosed in the Disclosure Materials or as previously disclosed to the Institutional Purchaser in writing, there is no action, suit or proceeding before or by any court or governmental agency or body or any labor dispute now pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries, which would reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Corporation, all pending legal, arbitral or governmental proceedings or investigations to which the Corporation or any of its Subsidiaries are a party or have been threatened, or of which any of their assets or properties is the subject which are not described in the Disclosure Materials, including ordinary routine litigation incidental to the business of the Corporation or any of its Subsidiaries, are, considered in the aggregate, not material to the Corporation and its Subsidiaries.

(o)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions is in effect.

(p)           Since December 31, 2006, neither the Corporation nor any Subsidiary has engaged in conduct that it knew to be a violation of any applicable law or contractual obligation relating to the recruitment, hiring, extension of offers of employment, retention or solicitation of any current employee of the Corporation or any Subsidiary.

(q)           No broker’s, finder’s, investment banker’s or similar fee or commission has been paid or will be payable by the Corporation with respect to, or for any services rendered to the Corporation ancillary to, the offer, issue and sale of the Shares and Preferred Stock contemplated by this Agreement other than, to the extent set forth in Schedule 4.1(r) to this Agreement, (i) fees payable to Morgan Stanley & Co. Incorporated (“Morgan Stanley”) for acting as financial advisor to the Corporation in connection with the Transactions, (ii) fees payable to Keefe, Bruyette & Woods, Inc. (“KBW”) for acting as financial advisor to the Corporation in connection with the Transactions, and (iii) fees payable to William Blair & Company, L.L.C. (“Blair”) for acting as a financial sub-advisor to the Corporation in connection with the Transaction, each of which will be paid by the Corporation.

(r)           Neither the Corporation nor, to the best of its knowledge, anyone acting on its behalf (excluding Morgan Stanley, Blair, Baird (as defined below), Mesirow (as defined below) and each of its affiliates, as to which no representation is made) has offered the Shares or Preferred Stock or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person through any “general solicitation” or “general advertising” (as such terms are used in Rule 502(c) of the Securities Act).  Neither the Corporation nor, to the best of its knowledge, anyone acting on its behalf (excluding Morgan Stanley, Blair, Baird, Mesirow and each of its affiliates, as to which no representation is made) has taken, or will take, any action that would subject the issuance or sale of the Shares or the Preferred Stock to the registration requirements of Section 5 of the Securities Act.

4.2           Representations and Warranties and Agreements of the Purchasers.  Each Purchaser, or with respect to paragraph 4.2(k) below, only the Institutional Purchaser, named on Schedule I, severally and not jointly, represents and warrants to, and agrees with the Corporation that, as of the date hereof:

(a)           Such Purchaser has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b)           If the Purchaser is a corporation, partnership, limited liability company, trust, or other entity, it represents that:  (i) it is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all the requisite power and authority to purchase the Shares as provided herein; (ii) it is not an “investment company”, as that term is defined in the 1940 Act or the rules and regulations promulgated thereunder; (iii) such investment does not result in any violation of, or conflict with, any term or provision of the charter or bylaws of the Purchaser or any other instrument or agreement to which the Purchaser is a party or by which it is bound; and (iv) such investment has been duly authorized by all necessary action on behalf of the Purchaser.

(c)           If the Purchaser is purchasing the Shares or any Preferred Stock in a representative or fiduciary capacity, the representations and warranties contained herein (and in any other written statement or document delivered to the Corporation in connection herewith) shall be deemed to have been made on behalf of the person or persons for whom such Shares or Preferred Stock are being purchased.

(d)           If the Purchaser is a corporation or a partnership, the Purchaser and the person signing this Agreement on its behalf hereby represent and warrant that the information contained in this Agreement and any Offeree Questionnaire completed on behalf of such corporation or partner of such partnership is true and correct with respect to such stockholders or partners (and if any such stockholder or partner is itself a corporation or a partnership, with respect to all persons having an interest in such corporation or partnership, whether directly or indirectly) and that the Purchaser and the person signing this Agreement have made due inquiry to determine the truthfulness and accuracy of such information.

(e)           Such Purchaser is purchasing the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock, for Purchaser’s own account and not with a view to or for sale in connection with any distribution thereof in a transaction that would violate or cause a violation of the Securities Act or the securities laws of any state or any other applicable jurisdiction.  If the Purchaser is an entity, the Purchaser has not been organized solely for the purpose of acquiring the Shares or Preferred Stock.

(f)           Such Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and understands and agrees that the offer and sale of the Shares to Purchasers hereunder, and with respect to the Institutional Purchaser the shares of Preferred Stock hereunder, have not been registered under the Securities Act or any state securities law in reliance on the availability of an exemption from such registration requirements based on the accuracy of the Purchaser’s representations in this Section 4.2.

(g)           In the normal course of such Purchaser’s business or affairs, Purchaser invests in or purchases securities similar to the Shares and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock.  Purchaser has received and has carefully reviewed the Disclosure Materials and understands the information contained therein and has relied solely upon the Disclosure Materials and independent investigations made by him in making the decision to invest in the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock.  Purchaser understands that the Disclosure Materials contain certain “forward-looking” information regarding the Corporation and its business, and that the Corporation’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and undue reliance should not be placed on such statements, and Purchaser is not relying on such “forward-looking” information in deciding to purchase the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock.  Purchaser has had access to such financial and other information concerning the Corporation and its Subsidiaries as Purchaser deemed necessary or desirable in making a decision to purchase the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock, including an opportunity to ask questions and receive answers from officers of the Corporation and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Purchaser or to which Purchaser had access.

(h)           Such Purchaser is not relying on the Corporation or any of its affiliates or the Institutional Purchaser with respect to an analysis or consideration of the terms of or economic considerations relating to an investment in the Shares, or with respect to the Institutional Purchaser the shares of Preferred Stock.  In regard to such considerations and analysis, the Purchaser has relied on the advice of, or has consulted with, only his, her or its own advisors, other than those advisors of the undersigned affiliated with the Corporation or any of its affiliates.

(i)           Such Purchaser acknowledges and is aware that there are substantial restrictions on the transferability of the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock.  Purchaser understands that the Shares and shares of Preferred Stock have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 and may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  Purchaser further understands that the Shares purchased hereby will be subject to a “Lock-up Period” as defined and described in Section 5.2 below.  Furthermore, Purchaser acknowledges that each certificate evidencing the Shares purchased hereunder will bear a legend to the effect set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Corporation, such

Purchaser shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate:

(I)           THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.  (II) FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5.2 OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF NOVEMBER 26, 2007, A COPY OF WHICH AGREEMENT IS ON FILE IN THE PRINCIPAL OFFICE OF THE CORPORATION.

Purchaser understands that the Shares, and with respect to the Institutional Purchaser the shares of Preferred Stock, will not be, and except as provided in the Preemptive and Registration Rights Agreement, Purchaser has no right to require that the Shares or Preferred Stock be, registered under the Securities Act.

If any Shares or shares of Preferred Stock become eligible for sale pursuant to Rule 144(k) or any similar or successor provision, the Corporation shall, upon the request of the holder of such Shares or shares of Preferred Stock pursuant to this Agreement, remove the legend set forth in Section 4.2(i)(I) from the certificates for such Shares or shares of Preferred Stock.  In addition, if in connection with any transfer a holder of the Shares or shares of Preferred Stock pursuant to this Agreement delivers to the Corporation an opinion of counsel which (to the Corporation’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that no subsequent transfer of such Shares or shares of Preferred Stock, as applicable, shall require registration under the Securities Act, then the Corporation promptly upon such contemplated transfer shall deliver new certificates for such Shares or shares of Preferred Stock, as applicable, which do not bear the Securities Act legend set forth in Section 4.2(i)(I).  In addition, the Corporation shall, upon the request of a holder of such Shares or shares of Preferred Stock pursuant to this Agreement, after the expiration of the transfer restrictions set forth in Section 5.2 remove the legend set forth in Section 4.2(i)(II) from the certificates for such Shares or shares of Preferred Stock.

(j)           Such Purchaser acknowledges that Morgan Stanley was engaged by the Corporation to act as its financial advisor in connection with the Transactions and will receive a cash fee for its services, payable by the Corporation, as set forth on Schedule 4.1(r) hereto.  Purchaser also acknowledges that KBW was engaged by the Corporation to act as its financial advisor in connection with the Transactions and will receive a cash fee plus reimbursement of fees and expenses for its services, payable by the Corporation, as set forth on Schedule 4.1(r) hereto. Furthermore, such Purchaser acknowledges that each of Robert W. Baird & Co. Incorporated (“Baird”), William Blair & Company, L.L.C. (“Blair”) and Mesirow Financial, Inc.

(“Mesirow”) was engaged by the Corporation to act as a financial sub-advisor in connection with the Transactions and that Blair will receive a cash fee for its services, payable by the Corporation, as set forth on Schedule 4.1(r) hereto. To the extent that each of Baird and Mesirow purchase Shares pursuant to this Agreement, neither firm will be compensated for its services in connection with the Transactions.

(k)           Institutional Purchaser represents and warrants that no authorization, approval, consent, filing or registration with any federal Governmental Authority, or to the actual knowledge of the Institutional Purchaser any other Governmental Authority, is necessary in order to consummate the Transactions at the Closing Date and, assuming receipt of the Fed Determination, other than the Institutional Purchaser’s agreement with the Federal Reserve to certain customary passivity requirements that permit the Institutional Purchaser to have at least one director or one observer (in each case as contemplated by Section 5.3) with the Federal Reserve, Institutional Purchaser knows of no reason why any Governmental Authority, approvals or actions necessary for it to purchase all shares subscribed for may be denied or unduly delayed due solely to the nature of the Institutional Purchaser.

5.            ADDITIONAL AGREEMENTS

5.1           Availability of Information.  The Corporation agrees to use its best efforts to timely file all periodic reports required under Sections 13(a), 15(d) and 14(a) of the Exchange Act and to maintain the listing of its Common Stock, including the Shares, on the Nasdaq Global Select Market, the New York Stock Exchange or other similar stock exchange for a period of at least three years following the Closing Date.

5.2           Lock-up Agreement.  From and after the Closing Date until the Lock-up Expiration Date (as defined below) (the “Lock-up Period”), the undersigned Purchaser agrees that, without the prior written consent of the Corporation, he, she or it shall not directly or indirectly (i) offer, transfer, sell, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any Shares of Common Stock purchased by the Purchaser pursuant to this Purchase Agreement (including, without limitation, the shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement and Shares of Common Stock of the Corporation which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC), (ii) enter into any Hedging Transaction (as defined below) involving the Shares purchased by the undersigned pursuant to this Purchase Agreement, or shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement, (iii) make any demand for, or exercise any right with respect to, the registration of any Shares or any security convertible into or exercisable or exchangeable for the Common Stock purchased by the undersigned pursuant to this Purchase Agreement, or (iv) publicly announce any intention to do any of the foregoing (each of the foregoing referred to as a “Disposition”), except (a) in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution, (b) in the event of a change in control of the Corporation whereby 25% or more of the Corporation’s outstanding voting stock is acquired by a third party, (c) in the event that any necessary Governmental Agency approvals that are a condition precedent to the Closing are not obtained for any reason, (d) that the Purchaser may tender a proportionate part of its Shares or shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement in the event of a tender offer by a third party that is recommended or not opposed by the Corporation’s Board of Directors, or (e) in the event that the independent directors serving on the Corporation’s Board of Directors on the date of this Agreement no longer constitute a majority of the Corporation’s Board of Directors.  The foregoing restrictions shall not apply to transfers by a Purchaser of any or all of the Shares purchased by the Purchaser pursuant to this Agreement or shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement to any affiliate of the Purchaser or to a foundation or charitable organization, provided that such transferee agrees in writing to the terms of this Section 5.2.  The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned.  “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.  For purposes of this Agreement, the “Lock-up Expiration Date” means:  (1) with respect to one-half of the Shares purchased by Purchaser hereunder and shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement, in the aggregate, the first anniversary of the Closing Date; and (2) with respect to the remaining one-half of the Shares purchased by Purchaser hereunder and shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement, in the aggregate, the second anniversary of the Closing Date; provided, however, that in the case of any event specified in clause (b) or (e) above, the “Lock-up Expiration Date” means the date of such event, and in the case of any event specified in clause (c) above, the “Lock-up Expiration Date” means: (x) with respect to one-half of the Shares purchased by Purchaser hereunder and shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement, in the aggregate, six months from the Closing Date and (y) with respect to the other one-half of the Shares purchased by Purchaser hereunder and shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this Agreement, in the aggregate, the first anniversary of the Closing Date.  The undersigned agrees that the Corporation may (i) with respect to any Shares purchased hereunder and shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this agreement, cause the transfer agent for the Corporation to note stop transfer instructions with respect to such shares on the transfer books and records of the Corporation and (ii) with respect to any Shares or shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Institutional Purchaser pursuant to this agreement for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares to cause the transfer agent for the Corporation to note stop transfer instructions with respect to such shares on the transfer books and records of the Corporation, until the Lock-up Expiration Date with respect to all the shares purchased hereby.

5.3           Directorship.

(a)           The Corporation agrees that, prior to the Closing Date, the Board of Directors of the Corporation (the “Board”) will increase the size of the Board if necessary to effect the provisions of this Section 5.3, and designate and take any and all actions necessary to appoint the designee of the Institutional Purchaser (such person and any successor designated by the Institutional Purchaser, the “Board Representative”), as a Class III member of the Board with a term expiring in 2010 and as a member of the Executive and Planning Committee, and any successor or comparable committees thereto.  The Corporation agrees that such designation and appointment of the Board Representative does not require any prior notice to or approval by any Governmental Authority.  The Board Representative shall initially be Collin E. Roche unless the Institutional Purchaser otherwise notifies the Corporation in writing at least two days prior to the Closing Date.  The Corporation further agrees that it will (i) nominate the Board Representative for election to the Board at every annual or special meeting of the Corporation’s stockholders to elect any Class III director (or if the Board ceases to be so classified, to elect one director) to serve as member of the Board for the applicable term, (ii) recommend to the stockholders that they vote to elect the Board Representative as a member of the Board at any such meeting, and (iii) include such recommendation in a timely manner in any proxy or other communication with the Corporation’s stockholders or the public regarding such election.  If the Board Representative fails to complete any term of office to which he is appointed or elected in accordance with this Section 5.3, whether due to his death, resignation, retirement, disqualification, or removal, the Board shall vote for and take any and all actions necessary to appoint such other designee of the Institutional Purchaser as the Board Representative to complete the remainder of such term.  The Board Representative may resign from the Board at any time by giving written notice to the Corporation at its principal executive office, and such resignation shall be effective without acceptance when the notice is given to the Corporation, unless a later effective time is specified in the notice.  Notwithstanding the above, except as specifically set forth above, nothing in this Section 5.3 is meant to confer upon the Institutional Purchaser the right to cause the Board to appoint any specific person(s) to serve as a director of the Corporation; provided, however, that the Corporation shall be obligated to accept one such nominee of the Institutional Purchaser, under the Corporation’s procedures as described above; provided, further, that the right to a Board Representative shall not apply if the Institutional Purchaser ceases to own 50% or more of the Corporation’s capital stock acquired directly or indirectly as a result of the Transactions.

(b)           Any such Board Representative shall be entitled to the same rights and compensation as the then current directors of the Corporation at any time such Board Representative is serving as a director.

(c)           If the Institutional Purchaser holds over 4.9% of the Common Stock (assuming conversion of the Preferred Stock) of the Corporation and does not hold a board seat, for any reason, the Institutional Purchaser shall have the right to designate, in its sole discretion, one individual (the “Observer”) to attend all meetings of the Board of Directors of the Corporation.  The Observer shall not be entitled to vote upon any matters submitted to a vote of the Board of Directors, but shall be entitled to receive all reports, presentations and materials as if it were a member of the Board of Directors.

5.4           Regulatory Matters.  Each of the Corporation and Institutional Purchaser agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to obtain a Fed Determination and any other authorizations, consents, orders and approvals of all Governmental Authorities necessary for Institutional Purchaser to purchase the Shares and the Preferred Stock on the Closing Date on terms consistent with the terms set forth in this Agreement (including without limitation the ability to appoint a Board Representative pursuant to Section 5.3 below), including, without limitation, entering into an agreement with the Federal Reserve providing for such customary passivity covenants and commitments by the Institutional Purchaser as the Federal Reserve may require in form and substance satisfactory to the Institutional Purchaser for purposes of both the BHC Act and the CIBC Act (provided that Institutional Purchaser shall not be required to forfeit any rights Institutional Purchaser is specifically entitled to receive pursuant to this Agreement, including without limitation the ability to appoint a director pursuant to Section 5.3 below).  Institutional Purchaser and the Corporation each agree to make an appropriate filing of a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to the transactions contemplated by this Agreement (including any proposed or contemplated open market purchases and conversion of Preferred Stock by the Institutional Purchaser) promptly after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  The Corporation will bear the total cost of any filings required by Institutional Purchaser under the HSR Act.

5.5           Publicity.  Purchaser acknowledges that the Corporation will publicly announce the entering into this Agreement and the completion of the Transactions as soon as practicable following the date hereof and in any event not later than the fourth business day after the Closing Date, and Purchaser hereby agrees that the Corporation may specifically name Purchaser as one of the Purchasers of Shares and, in the case of the Institutional Purchaser, the Preferred Stock, in this offering in any such announcement and in any public disclosure regarding the Transactions thereafter, provided, however, that prior to making any such disclosure, the Corporation will provide the Institutional Purchaser a reasonable period of time (but not more than three business days) to review and provide input with respect to such disclosure which the Corporation may, in its reasonable discretion, consider including in such announcement and/or disclosure.

5.6           Indemnification of Purchasers.  The Corporation shall indemnify and hold Purchasers harmless from and against all claims in respect of all fees paid or payable to Morgan Stanley, KBW and Blair in connection with this Agreement and the transactions contemplated thereby.

5.7           Indemnification of the Corporation.  Purchaser acknowledges that he, she or it understands the meaning and legal consequences of the representations, warranties and covenants contained in Section 4.2 hereof, and hereby agrees to indemnify and hold harmless the Corporation and its Subsidiaries, and each of its and its Subsidiaries’ directors, officers, employees, agents and affiliates, from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of the Purchaser contained in this Agreement.

5.8           Confidentiality; Confidentiality and Standstill Agreement; Additional Standstill Commitment.

(a)           For so long as a Purchaser owns any Shares or Preferred Stock, the Purchaser agrees and agrees to cause its Representatives (as defined below) (to the extent such Representatives are provided any such confidential information by the Corporation or Purchaser), to keep confidential any information obtained from the Corporation, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Purchaser or its Representatives (as hereinafter defined), (ii) in the public domain through no fault of such Purchaser or its Representatives or (iii) later acquired by such Purchaser from sources other than the Corporation or any of its Subsidiaries not known by such Purchaser or its Representatives, as applicable, to be bound by any confidentiality obligation; provided that a Purchaser may disclose such information if required by judicial or administrative process or by other requirements of law or national stock exchange, subject to compliance with the following sentence.  In the event any Purchaser pursuant to this Agreement or anyone to whom any of them transmit confidential information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any such information, such Purchaser shall (x) provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive such holder’s compliance with the provisions of this section, (y) furnish only that portion of such information that such Purchaser is advised by counsel is legally required and (z) at the Corporation’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.  For purposes of this Agreement, “Representative” shall mean, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other person associated with, or acting for or on behalf of, such person.

(b)           The terms, provisions, rights and obligations of the Purchaser and the Corporation included in that certain Confidentiality and Standstill Agreement (the “CA”) previously entered into between the Purchaser and the Corporation in connection with the evaluation by the Purchaser of the Transactions contemplated by this Agreement, including such CA, shall terminate and be of no further force or effect as of the Closing (as contemplated by Section 7 of the CA).  In addition, each Purchaser agrees that, without the prior written consent of the Board of Directors of the Corporation, neither such Purchaser nor its affiliates shall acquire shares of voting or nonvoting stock (whether in the form of common or preferred stock) of the Corporation if, after such acquisition, the Purchaser and affiliates would hold more than 14.9% of the Corporation’s voting stock.

5.9           Certain Covenants.

(a)           For so long as the Institutional Purchaser or any of its affiliates holds Shares or any shares of Preferred Stock, the Corporation shall deliver to the Institutional Purchaser and such affiliates as soon as available, consolidated statements of income and cash flows of the Corporation and its Subsidiaries for each month and for the period from the beginning of the fiscal year to the end of such month, and consolidated balance sheets of the Corporation and its Subsidiaries as of the end of such fiscal month, setting forth in each case comparisons to the Corporation’s annual budget and to the corresponding period in the preceding fiscal year, in each case prepared in accordance with GAAP.

(b)           For so long as the Institutional Purchaser or any of its affiliates holds Shares or any shares of Preferred Stock, the Corporation shall permit the Institutional Purchaser and its affiliates and any of their respective Representatives, upon reasonable notice and during normal business hours and at such other times as the Institutional Purchaser or its affiliates may reasonably request, to (i) visit and inspect any of the properties of the Corporation and its Subsidiaries, (ii) examine the corporate and financial records of the Corporation and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers and key employees of the Corporation and its Subsidiaries, and the Corporation shall use its best efforts to cause the independent accountants of the Corporation and its Subsidiaries to be available to the Institutional Purchaser, its affiliates and their respective Representatives (at reasonable times and upon reasonable notice); provided however, that in the case of each of Section 5.9(a) and 5.9(b) hereof, the Institutional Purchaser shall, and shall cause its Representatives to, be bound by the provisions of Section 5.8(a).

5.10           Subsequent Sales of Common Stock.  The Corporation shall not take any action or omit to take any action which would cause the Transactions or any portion thereof to require a vote of the Corporation’s stockholders.

6.            MISCELLANEOUS

6.1           Survival of Representations and Warranties.  All statements contained in any officers’ certificates delivered by or on behalf of the Corporation or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions contemplated hereby will be deemed representations or warranties of the Corporation under this Agreement.  All representations and warranties contained in this Agreement made by or on behalf of the Corporation or the Purchasers will survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Corporation or the Purchasers, and the sale and purchase of the Shares and the Preferred Stock under this Agreement, and, except for representations and warranties set forth in Section 4.1(h), (i), (j), (k), (l), (m), (n), (o), (p) and (r) and Section 4.2(k) shall expire on the first anniversary of the Closing Date.

6.2           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by or against the respective successors and assigns of the parties hereto.

6.3           Notices.  All written communications provided for herein are required to be sent by U.S. Certified Mail or recognized overnight delivery service (with charges prepaid) and (i) if to a Purchaser, addressed to such Purchaser at the address as specified for such communications in the Schedule of Purchasers attached hereto as Schedule I, or at such other address as such Purchaser may have specified to the Corporation in writing, and (ii) if to the Corporation, addressed to it at:

PrivateBancorp, Inc.
70 West Madison Street
Suite 900
Chicago, Illinois  60602
Attention:  Christopher J. Zinski, Esq.

or at such other address as the Corporation may have specified to the Purchaser in writing.  Notices under this Section 6.3 shall be deemed given only when actually received.

6.4           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS OF SUCH STATE.

6.5           Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

6.6           Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

6.7           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.8           Expenses.  Each Purchaser and the Corporation shall bear all expenses incurred by it in connection with the Agreement and the Transactions contemplated hereby; provided however, the Corporation shall promptly reimburse the Institutional Purchaser and its affiliates for their actual out-of-pocket costs and expenses (including, without limitation, attorneys’, accountants’, consultants’ and other advisors’ fees and expenses and any filing fees with respect to any required regulatory or Government Authority approvals) arising in connection with this Agreement, the Preemptive and Registration Rights Agreements and the Transactions, which amount shall not exceed $1,000,000.

6.9           Construction.  Each agreement contained herein shall be construed (absent express provision to the contrary) as being independent of each other agreement contained herein, so that compliance with any one agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other agreement.  Where any provision herein refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the agreement between the Corporation and the Purchaser, please indicate your acceptance in the space provided for that purpose below.

Very truly yours, PRIVATEBANCORP, INC.
By:
Name:	Larry D. Richman
Title:	President and Chief Executive Officer

SEPARATE SIGNATURE PAGE FOR EACH PURCHASER ATTACHED

SIGNATURE PAGE

________________________________________________________ PURCHASER NAME	____________________________________________________________ No. of Shares to be Purchased
$28.71
Price per Share
By:______________________________________________________ Name:________________________________________________ Title:_________________________________________________	Date:______________________________________________________
Exact Name for Registration of Shares: ________________________________________________________
Registered Address: ________________________________________________________ ________________________________________________________ ________________________________________________________
Mailing Address:

___________________________________________________________

___________________________________________________________

___________________________________________________________

___________________________________________________________

Contact Person: ___________________________________________
Telephone: ___________________________________________
Facsimile:    ___________________________________________
Email: _______________________________________________

Number of Shares Owned of Record or Beneficially Prior to Purchase:                                                                                                                      *
*     Provide details regarding the nature of any direct or indirect beneficial ownership: _______________________________________
       _____________________________________________________________________________________________________

Provide information regarding any affiliation or business relationship you have or had with PrivateBancorp, Inc. since January 1, 2004 (other than through stock ownership):
___________________________________________________________________________________________________________________________________________________________________